Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-172233 on Form S-8 of our report dated November 2, 2010, on the consolidated financial statements of Swisher Hygiene Inc. and Subsidiaries, appearing in the Company’s Annual Report on Form 10-K, as of December 31, 2009, and for the two years then ended.
/s/ Scharf Pera & Co., PLLC
Scharf Pera & Co., PLLC
Charlotte, North Carolina
March 31, 2011